                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         MARRIOTT INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Corporate Headquarters:                                  Mailing Address:
10400 Fernwood Road                                      Marriott Drive
Bethesda, Maryland 20817                                 Washington, D.C. 20058
                              [LOGO OF MARRIOTT]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 4, 2001

                               ----------------

To our Shareholders:                                             March 30, 2001

   The 2001 annual meeting of shareholders of Marriott International, Inc. (the "Company") will be held at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, May 4, 2001, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

  (1) Election of three directors, each for a term of three years;

  (2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 2001;

  (3) Consideration of one shareholder proposal; and

  (4) Any other matters that properly come before the meeting.

   Shareholders of record at the close of business on March 13, 2001 will be entitled to notice of and to vote at this meeting.

   For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

                                        By order of the Board of Directors,

                                        /s/ Dorothy M. Ingalls
                                        Dorothy M. Ingalls
                                        Secretary

   PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING AND
          INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About the Meeting.........................................................    1
  What is the purpose of the annual meeting?..............................    1
  Who is entitled to vote?................................................    1
  Who can attend the meeting?.............................................    1
  What constitutes a quorum?..............................................    2
  How do I vote?..........................................................    2
  Can I vote by telephone or electronically?..............................    2
  Can I change my vote after I return my proxy card, or after I vote by
   telephone or electronically?...........................................    2
  What are the Board's recommendations?...................................    2
  What vote is required to approve each item?.............................    3
  Who will count the vote?................................................    3
  What shares are included on the proxy card(s)?..........................    3
  What does it mean if I receive more than one proxy card?................    3
  How will voting on any other business be conducted?.....................    3
  When are shareholder proposals for the 2002 annual meeting of
   shareholders due?......................................................    3
  Can a shareholder nominate someone to be a director of the Company?.....    4
  How much did this proxy solicitation cost?..............................    4
  Can I receive future shareholder communications electronically through
   the Internet?..........................................................    4
Stock Ownership...........................................................    5
  Who are the largest owners of the Company's stock?......................    5
  How much stock do the Company's directors and executive officers own?...    5
  Section 16(a) Beneficial Ownership Reporting Compliance.................    7
Item 1--Election of Directors.............................................    8
  Directors Standing for Election.........................................    8
  Directors Continuing in Office..........................................    9
  Committees of the Board of Directors....................................   12
  Directors' Compensation.................................................   14
  Compensation Committee Interlocks and Insider Participation.............   14
  Executive Compensation..................................................   15
    Summary Compensation Table............................................   15
    Stock Options.........................................................   17
  Report on Executive Compensation by the Compensation Policy Committee...   18
  Shareholder Return Performance Graph....................................   22
  Certain Transactions....................................................   23
Item 2--Ratification of Appointment of Independent Auditors...............   26
Item 3--Shareholder Proposal..............................................   27
Other Matters.............................................................   28
Appendix A--Audit Committee Report........................................  A-1
Appendix B--Independent Auditor Fee Disclosure............................  B-1
Appendix C--Audit Committee Charter.......................................  C-1

                               [LOGO OF MARRIOTT]

                          MARRIOTT INTERNATIONAL, INC.
                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (the "Company") to be held on Friday, May 4, 2001, beginning at 10:30 a.m., at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments thereof. This Proxy Statement is first being mailed to shareholders on March 30, 2001.

   Marriott International, Inc. conducts the lodging, senior living services and distribution services businesses formerly conducted by "old" Marriott International, Inc. ("Old Marriott"), now known as Sodexho Marriott Services, Inc. The Company was spun off as a separate public company from Old Marriott on March 27, 1998 (the "Spinoff").

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At the Company's annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of three directors, ratification of the Company's independent auditors, and consideration of one shareholder proposal. In addition, the Company's management will report on the performance of the Company during fiscal 2000 and respond to questions from shareholders.

Who is entitled to vote?


   Only shareholders of record at the close of business on the record date, March 13, 2001, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company's Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

   All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

   Directions to the meeting, and information on parking, public transportation and lodging, can be found on the back cover of this proxy statement.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date will constitute a quorum. A quorum is required for business to
be conducted at the meeting. As of the record date,       244,181,386 shares of
Class A common stock of the Company were outstanding. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

How do I vote?

   Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR items 1 and 2, and AGAINST item 3.

Can I vote by telephone or electronically?

   You may vote by telephone or electronically through the Internet, by following the instructions attached to your proxy card.

   The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

  (1)   Returning a later-dated signed proxy card;

  (2) Delivering a written notice of revocation to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355;

  (3)   Voting by telephone or the Internet; or

  (4)   Voting in person at the meeting.

What are the Board's recommendations?

   The Board's recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

  .   FOR election of the nominated directors (see Item 1 on page 8);

  . FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 2001 (see Item 2 on page 26);

  . AGAINST approval of the shareholder proposal regarding cumulative voting (see Item 3 on page 27).

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

   For each item, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

   Representatives of First Chicago Trust Company of New York, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

   The shares on your proxy card(s) represent ALL of your shares of Class A common stock, including any shares you may hold through the DirectSERVICE Investment Program administered by First Chicago Trust Company of New York, or if you are a Marriott employee, any shares that may be held in custody for your account by Bankers Trust Company as custodian for the Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan (the "Profit Sharing Plan"). If you have shares in the Profit Sharing Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Bankers Trust will vote your Profit Sharing Plan shares in proportion to the way the other Profit Sharing Plan participants voted their shares held in the Profit Sharing Plan.

What does it mean if I receive more than one proxy card?

   If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, First Chicago Trust Company of New York, at (800) 311-4816.

How will voting on any other business be conducted?

   Although we do not know of any business to be considered at the 2001 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and Richard E. Marriott to vote on such matters at their discretion.

When are shareholder proposals for the 2002 annual meeting of shareholders due?

   The Company's 2002 annual meeting of shareholders is scheduled to be held on May 3, 2002. To be considered for inclusion in the Company's proxy statement for that meeting, shareholder proposals must be received at the Company's offices no later than November 26, 2001. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws, and must be submitted in writing delivered or mailed to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

   In addition, the Company's bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2002 annual meeting of shareholders, such proposal or nomination must be submitted in writing to the Company's Secretary at the above address not later than February 3, 2002. The written proposal or nomination must be in compliance with the Company's bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made later than February 3, 2002, or not in compliance with the Company's bylaws.

Can a shareholder nominate someone to be a director of the Company?

   As a shareholder, you may recommend any person as a nominee for director of the Company by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Washington, D.C. 20058. Recommendations must be received by February 3, 2002 for the 2002 annual meeting of shareholders, and must comply with the requirements in the Company's bylaws.

How much did this proxy solicitation cost?

   MacKenzie Partners, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes.

Can I receive future shareholder communications electronically through the Internet?

   Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

  . If your shares are registered in your own name, and not in "street name" through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, First Chicago Trust Company of New York, at www.econsent.com/mar.

  . If your shares are registered in "street name" through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

   You may withdraw this consent at any time and resume receiving shareholder communications in print form. More information on electronic delivery of materials is set forth in an insert accompanying this proxy statement.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

   As of January 31, 2001 the following persons or groups beneficially owned 5% or more of the Company's outstanding shares of Class A common stock:

   J.W. Marriott, Jr...................................................... 12.6%
   Richard E. Marriott.................................................... 12.2%
   Southeastern Asset Management, Inc.....................................  9.5%
   Montag & Caldwell, Inc.................................................  7.3%

How much stock do the Company's directors and executive officers own?

   The following table sets forth the beneficial ownership of Class A common stock by the Company's directors and executive officers as of January 31, 2001, as well as additional information about beneficial owners of 5% or more of the Company's Class A common stock.

                                                   Shares
                                                Beneficially         Percent of
    Name                                           Owned              Class(1)
    ----                                        ------------         ----------
Directors:
J.W. Marriott, Jr. ............................  30,911,787(2)(3)(6)    12.6
Richard E. Marriott............................  29,793,457(2)(4)       12.2
Henry Cheng Kar-Shun...........................       2,600(5)             *
Gilbert M. Grosvenor...........................       3,600(5)             *
Floretta Dukes McKenzie........................         870(5)             *
Harry J. Pearce................................      10,000(5)             *
W. Mitt Romney.................................      10,000(5)             *
Roger W. Sant..................................      20,000(5)             *
William J. Shaw................................   1,175,695(6)(7)          *
Lawrence M. Small..............................      80,000(5)             *

Named Executive Officers:
Joseph Ryan....................................     299,741(6)(7)          *
James M. Sullivan..............................     501,658(6)(7)          *
Arne M. Sorenson...............................     205,067(6)(7)          *

All Directors and Executive Officers as a
 Group:
(20 persons including the foregoing)...........  52,837,357(2)(8)       21.3

Other 5% Beneficial Owners:
Southeastern Asset Management, Inc. ...........  22,763,600(9)           9.5
Montag & Caldwell, Inc.........................  17,561,637(10)          7.3

--------
  *    Less than 1 percent.
 (1) Based on the number of shares outstanding (243,655,082) on January 31, 2001, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2001.
 (2) Includes: (i) 3,150,040 shares held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children;
      (ii) 5,073,574 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (iii) 3,334,770 shares held by a charitable annuity trust created by the Will of J. Willard Marriott in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and are co-trustees; and (iv) 112,654 shares held by the Alice S. Marriott Lifetime Trust, a trust in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott, but are included only once in reporting the number of shares owned by all directors and executive officers as a group.
 (3) Includes, in addition to the shares referred to in footnote (2): (i) 2,013,486 shares subject to options exercisable within 60 days after January 31, 2001, (ii) 656,060 shares held as trustee of two trusts for the benefit of Richard E. Marriott, (iii) 138,620 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iv) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (v) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee,
      (vi) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vii) 5,415,180 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder.
 (4) Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2001, (ii) 404,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (iii) 136,438 shares owned by Richard E. Marriott's wife, (iv) 1,207,656 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (v) 4,588,946 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
 (5) The shares included herein do not include non-employee director annual deferred share awards or stock units representing fees deferred at the election of non-employee directors under the Company's 1998 Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of December 29, 2000, were as follows: Dr. Cheng: 2,345; Mr. Grosvenor: 16,049; Dr. McKenzie: 11,483; Mr. Pearce: 12,619; Mr. Romney: 12,843; Mr. Sant: 12,891; and Mr. Small:
      11,943. Neither share awards nor stock units carry voting rights or are transferable. Stock unit accounts are credited with dividend equivalents in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
 (6) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: J.W. Marriott,
      Jr.: 92,500 shares; Mr. Ryan: 95,525 shares; Mr. Shaw: 92,808 shares; Mr. Sorenson: 95,403 shares; and Mr. Sullivan: 91,606 shares. Shares of restricted stock are voted by the holder thereof. See "Executive
      Compensation: Summary Compensation Table" at page 15.
 (7) Includes shares subject to options exercisable within 60 days after January 31, 2001, as follows: Mr. Ryan: 205,866 shares; Mr. Shaw:
      1,014,782 shares; Mr. Sorenson: 86,331 shares; and Mr. Sullivan: 354,478 shares.
 (8) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) beneficially owned an aggregate of 3,803,151 shares, or 1.5 percent of Class A common stock outstanding as of January 31, 2001.
 (9) Based on a Schedule 13G amendment filed with the Securities and Exchange Commission on February 13, 2001, reflecting ownership of Class A common stock as of December 31, 2000, and total outstanding shares of Class A common stock as of December 31, 2000. The following information is taken from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although Mr. Hawkins disclaims beneficial ownership of the shares covered by the report (together, "Southeastern"). Southeastern's address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. All shares covered by the report are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The reporting persons reported sole voting power over 9,524,500 shares and shared or no voting power over 10,831,900 shares, and sole dispositive power over 11,868,700 shares and shared dispositive power over 10,831,900 shares.
(10) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2001, reflecting ownership of Class A common stock as of December 31, 2000, and total outstanding shares of Class A common stock as of December 31, 2000. The following information is taken from that filing. The Schedule 13G was filed by Montag & Caldwell, Inc., as a registered investment advisor ("Montag & Caldwell"). Montag & Caldwell's address is 3455 Peachtree Road, N.E., Suite 1200, Atlanta, GA 30326-3248. Montag & Caldwell reported sole or shared voting power over no shares and sole dispositive power over all 17,561,637 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors, and all of the Company's officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, complied with such reporting requirements during fiscal 2000.

ITEM 1--ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

   Three directors are standing for re-election: Richard E. Marriott, Gilbert
M. Grosvenor, and Harry J. Pearce. Each has consented to serve for an additional term ending at the 2004 annual meeting of shareholders.

   If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board recommends a vote FOR the nominees.

   The following are the nominees for director for three-year terms ending in 2004:

Richard E. Marriott        Mr. Marriott is Chairman of the Board of Host
Age: 62                    Marriott Corporation. He is also Chairman of the
                           Board of First Media Corporation and serves on the Federal City Council, the Board of Associates for
                           Gallaudet University, the National Advisory Council of Brigham Young University, the Board of Directors of the Polynesian Cultural Center, and as a trustee of the Boys and Girls Clubs of America. He is Chairman of the Board of Trustees of The J. Willard
                           & Alice S. Marriott Foundation and the Marriott
                           Foundation for People with Disabilities. Prior to
                           1993, Mr. Marriott served as an Executive Vice
                           President and member of the Board of Directors of Marriott Corporation. Mr. Marriott has been a director of Marriott Corporation (now known as Host
                           Marriott Corporation) since 1979, served as a director of Old Marriott from October 1993 to March
                           1998, and has served as a director of the Company since March 1998. He is the brother of J.W.
                           Marriott, Jr.

[PHOTO]

Gilbert M. Grosvenor       Mr. Grosvenor is Chairman of the Board of the
Age: 69                    National Geographic Society (a publisher of books
                           and magazines and producer of television documentaries) and a director or trustee of Chevy
                           Chase Federal Savings Bank, Ethyl Corporation, B.F.
                           Saul REIT and Saul Centers, Inc. He is on the Board of Visitors of the Nicholas School of the Environment of Duke University. Mr. Grosvenor served as a member of the Board of Directors of Old
                           Marriott (and prior to October 1993 of Marriott
                           Corporation) from 1987 to March 1998, and has served as a director of the Company since March
                           1998.

[PHOTO]

Harry J. Pearce            Mr. Pearce is Vice Chairman of the Board of General
Age: 58                    Motors Corporation (an automobile manufacturer) and
                           a director of General Motors Acceptance
                           Corporation, Hughes Electronics Corporation,
                           Alliance of Automobile Manufacturers and MDU
                           Resources Group, Inc. He is also Chairman of the
                           U.S. Air Force Academy's Board of Visitors and
                           Chairman of The Marrow Foundation's Board of
                           Directors. He also serves on the Board of Trustees of Howard University and Northwestern University.
                           Mr. Pearce served as a director of Old Marriott from 1995 to March 1998, and has served as a director of the Company since March 1998.

[PHOTO]


Directors Continuing in Office

J.W. Marriott, Jr.         Mr. Marriott is Chairman of the Board and Chief
(Chairman of the Board)    Executive Officer of the Company. He joined
Age: 69                    Marriott Corporation (now known as Host Marriott
                           Corporation) in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of Host Marriott Corporation, General Motors Corporation and the Naval Academy
                           Endowment Trust. He serves on the Board of Trustees of the National Geographic Society and The J.
                           Willard & Alice S. Marriott Foundation, and the
                           Board of Directors of Georgetown University, and is a member of the Executive Committee of the World
                           Travel & Tourism Council and the Business Council.
                           Mr. Marriott has served as Chief Executive Officer of the Company since its inception in 1997, and served as Chairman and Chief Executive Officer of Old Marriott from October 1993 to March 1998. Mr.
                           Marriott has served as a director of the Company since March 1998. Mr. Marriott is currently serving a three-year term expiring at the 2002 Annual
                           Meeting of Shareholders. He is the brother of Richard E. Marriott.

[PHOTO]

Henry Cheng Kar-Shun       Dr. Cheng has served as Managing Director of New
Age: 54                    World Development Company Limited ("New World
                           Development"), a publicly held Hong Kong real estate development and investment company, since
                           1989. He is the Chairman of New World China Land
                           Limited, New World CyberBase Limited, New World
                           Infrastructure Limited and Tai Fook Group Limited and a director of HKR International Limited and Kwoon Chung Bus Holding Limited, all of which are publicly-held Hong Kong companies. Dr. Cheng serves as an executive officer of Chow Tai Fook
                           Enterprises Limited, a privately-held family company that controls New World Development. Dr.
                           Cheng served as Chairman and Director of Renaissance Hotel Group N.V. from June 1995 until its purchase by the Company in March 1997. He is Chairman of the Advisory Council for The Better
                           Hong Kong Foundation and as a Committee Member of the Eighth and Ninth Chinese People's Political
                           Consultative Committee of the People's Republic of
                           China. Dr. Cheng has also served as a member of the Election Committee of the Hong Kong Special
                           Administrative Region. Dr. Cheng served as a director of Old Marriott from June 1997 to March
                           1998, and has served as a director of the Company since March 1998. Dr. Cheng is currently serving a three-year term expiring at the 2003 Annual Meeting of Shareholders.

[PHOTO]

Floretta Dukes McKenzie    Dr. McKenzie is the founder, Chairwoman and Chief
Age: 65                    Executive Officer of The McKenzie Group, Inc. (an
                           educational consulting firm). She is also a director or trustee of Potomac Electric Power
                           Company (PEPCO), National Geographic Society,
                           Acacia Group, Group Hospitalization and Medical
                           Services, Inc. (GHMSI), CareFirst (Blue Cross/Blue
                           Shield), Howard University, White House Historical
                           Association, American Association of School
                           Administrators Leadership of Learning Foundation,
                           Lightspan Partnership, Inc., Impact II-The Teachers
                           Network, National School Board Foundation,
                           Institute for Educational Leadership, Inc., Forum for the American School Superintendent, Harvard
                           Graduate School of Education Urban Superintendents
                           Program and Johns Hopkins Leadership Development
                           Program. From 1981 to 1988, she served as Superintendent of the District of Columbia Public
                           Schools and Chief State School Officer. Dr.
                           McKenzie served as a director of Old Marriott (and prior to October 1993 of Marriott Corporation) from 1992 to March 1998, and has served as a director of the Company since March 1998. Dr. McKenzie is currently serving a three-year term expiring at the 2003 Annual Meeting of Shareholders.

[PHOTO]

W. Mitt Romney             Mr. Romney was appointed President and Chief
Age: 54                    Executive Officer of the Salt Lake Olympic
                           Committee on February 11, 1999. He is also a director of Staples, Inc. Mr. Romney is a member of the Executive Board of the Boy Scouts of America and the board of the National Points of Light
                           Foundation. Mr. Romney served as a member of the Board of Directors of Old Marriott (and of Marriott
                           Corporation prior to October 1993) from 1993 to March 1998 and has served as a director of the Company since March 1998. Mr. Romney is currently serving a three-year term expiring at the 2002
                           Annual Meeting of Shareholders.


[PHOTO]
Roger W. Sant              Mr. Sant is Chairman of the Board of The AES
                           Corporation, a global power company, which he co-
Age: 69                    founded in 1981. Mr. Sant chairs the Board of The
                           Summit Foundation and is a Board member of WWF-
                           International, Resources for The Future, and The
                           National Symphony. He was Board Chairman of the
                           World Wildlife Fund-US from 1994 to 2000. Mr. Sant served as a director of Old Marriott from 1993 to March 1998, and has served as a director of the Company since March 1998. Mr. Sant is currently serving a three-year term expiring at the 2003
                           Annual Meeting of Shareholders.


[PHOTO]
William J. Shaw            Mr. Shaw has served as President and Chief
                           Operating Officer of the Company since March 1997
Age: 55                    (including service in the same capacity with Old
                           Marriott until March 1998). Mr. Shaw joined
                           Marriott Corporation in 1974, was elected Corporate
                           Controller in 1979 and a Vice President in 1982. In
                           1986, Mr. Shaw was elected Senior Vice President--
                           Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive
                           Vice President of Marriott Corporation in April
                           1988. In February 1992, he was elected President of the Marriott Service Group. Mr. Shaw is also
                           Chairman of the Board of Directors of Sodexho
                           Marriott Services, Inc. He also serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital Foundation. Mr. Shaw has served as a director of Old Marriott (now named Sodexho
                           Marriott Services, Inc.) since May 1997, and as a director of the Company since March 1998. Mr. Shaw is currently serving a three-year term expiring at the 2002 Annual Meeting of Shareholders.

[PHOTO]

Lawrence M. Small          Mr. Small is the Secretary of the Smithsonian
Age: 59                    Institution, the world's largest combined museum
                           and research complex, a position he assumed in January, 2000. Prior to becoming the 11th
                           Secretary, he served as President and Chief
                           Operating Officer of Fannie Mae, the nation's largest housing finance company, since 1991. Before joining Fannie Mae, Mr. Small had served as Vice
                           Chairman and Chairman of the Executive Committee of the Boards of Directors of Citicorp and Citibank, N.A., since January 1990. He had been associated with Citibank since 1964. He is also a director of The Chubb Corporation, New York City's Spanish
                           Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, the Woodrow Wilson International Center for
                           Scholars and Mt. Sinai-NYU Medical Center and
                           Health System. Mr. Small served as director of Old
                           Marriott from 1995 to March 1998, and he has served as a director of the Company since March 1998. Mr.
                           Small is currently serving a three-year term expiring at the 2003 Annual Meeting of Shareholders.

[PHOTO]

   The Board of Directors met four times in 2000. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served, other than Dr. Cheng.

Committees of the Board of Directors

   The Board of Directors has four standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; and Executive.

 Audit Committee

  . The members of the Committee are not employees of the Company and are independent as defined under New York Stock Exchange Rules. The Audit Committee met three times in 2000.

  . There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

  . The Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company is compatible with auditor independence.

  .  The Audit Committee report is set forth in Appendix A hereto.

  . Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees paid to the Company's outside auditors are set forth in Appendix B hereto.

  . The full text of the Audit Committee charter is set forth in Appendix C hereto.

   Functions:

  . Meets with the Company's independent auditors, management representatives and internal auditors.

  . Reviews the results of internal and external audits, the accounting principles applied in financial reporting and the financial and operational controls.

  . Approves the scope of audits and other services to be performed by the independent and internal auditors.

  . Recommends to the Board the appointment of independent auditors considering whether any circumstance, including the performance of any professional services, would impair their independence.

  Members: Lawrence M. Small (Chair), Gilbert M. Grosvenor, W. Mitt Romney, and Roger W. Sant.

 Compensation Policy Committee

  . The members of the Committee are not employees of the Company. The Compensation Policy Committee met five times in 2000.

   Functions:

  . Recommends to the Board policies and procedures relating to senior officers' compensation and various employee benefit plans.

  . Approves senior officer salary adjustments, bonus payments, and stock awards.

  Members: Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney, and Lawrence M. Small. Harry J. Pearce became a member of the Committee in February 2000.

 Nominating and Corporate Governance Committee

  . The members of the Committee are not employees of the Company. The Nominating and Corporate Governance Committee met once in 2000.

   Functions:

  . Makes recommendations to the Board regarding corporate governance matters and considers nominees for election as directors.

  . Advises the Board on a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.

  Members:   Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and Harry
             J. Pearce.

 Executive Committee

  .   The Executive Committee did not meet in 2000.

   Function:

  . Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company's assets, declarations of dividends, and issuances of stock.

  Members:  J. W. Marriott, Jr. (Chair) and Roger W. Sant.

Directors' Compensation

   Directors are compensated partially in cash and partially in Marriott common stock to align their interests with those of shareholders. Company officers are not paid for their service as directors.

  Annual Retainer and Attendance Fees. For 2000, each non-employee director received a retainer fee of $30,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

  Annual Stock Awards. Each non-employee director also receives an annual director stock award under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan. The award is for a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual directors' retainer fee. This award is granted immediately prior to the annual meeting of shareholders. In 2000 each award was for 938 shares.

  Deferral of Payment. Any director may elect to defer payment of all or any portion of his or her directors' fees pursuant to the Company's Executive Deferred Compensation Plan and/or the 1998 Comprehensive Stock and Cash Incentive Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small are currently participating in one or both of these plans.

  Other. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred when attending meetings.

Compensation Committee Interlocks and Insider Participation

   During 2000, the Compensation Policy Committee's members were Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney and Lawrence M. Small. Harry J. Pearce became a member of the Company's Compensation Policy Committee in February 2000.

   J. W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, is an executive officer and director of General Motors Corporation.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

   The following Summary Compensation Table shows the compensation paid by the Company in 2000, 1999, and 1998 (after the Spinoff of the Company on March 27,
1998), and by Old Marriott in 1998 (up to the Spinoff), to the Chief Executive Officer and the other four most highly compensated executive officers (other than the Chief Executive Officer) of the Company as of December 29, 2000.

                                                   Restricted  Stock   All Other
                        Fiscal  Salary     Bonus     Stock    Options Compensation
    Name                 Year   (1)($)      ($)    (2)(3)($)    (#)    (4)(5)($)
    ----                ------ --------- --------- ---------- ------- ------------
J.W. Marriott, Jr. ....  2000  1,000,000 1,166,600   233,310        0   202,825
 Chairman and Chief      1999    992,500   981,384   196,271  300,000   150,405
 Executive Officer       1998    950,000 1,001,300   200,246  192,000   148,048

William J. Shaw........  2000    735,000   702,954   140,583        0    58,748
 President and Chief     1999    700,000   537,950   107,602  125,000    58,752
 Operating Officer       1998    670,000   572,850 1,462,092  132,000    56,623

James M. Sullivan......  2000    470,000   366,835   864,766        0    36,232
 Executive Vice
  President              1999    444,000   315,240    63,051   75,000    35,500
 Lodging Development     1998    425,000   325,125   770,498   66,000    34,375

Joseph Ryan............  2000    470,000   357,435    71,494        0    35,617
 Executive Vice
  President              1999    444,000   301,920   928,352   75,000    35,500
 and General Counsel     1998    425,000   325,125    65,023   66,000    34,148

Arne M. Sorenson.......  2000    450,000   346,725    69,338        0    30,965
 Executive Vice
  President              1999    375,000   223,125    44,614   75,000    26,570
 and Chief Financial
  Officer                1998    308,282   200,114   604,418   95,000    11,104

(1) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans.

(2) Includes restricted stock, deferred bonus stock and deferred stock contracts, as follows:

   Restricted Stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares.

   Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after the award is made.

   Deferred Stock Contracts. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in equal annual installments beginning one year after the award is granted. The recipient typically receives awards in 10 annual installments following termination of employment.

(3) The total number of restricted shares held by, and the number of deferred bonus shares or deferred shares (vested and unvested) awarded to, each Named Executive as of the end of the 2000 fiscal year, and the aggregate value of these shares, is as follows. The value is based on a per share price for Company stock of $42.7188, reflecting the average of the high and low trading price on the New York Stock Exchange on December 29, 2000:

                                         Shares
                          -------------------------------------
                           Deferred   Restricted    Deferred    Aggregate Value
   Named Executive        Bonus Stock   Stock    Contract Stock at 12/29/00 ($)
   ---------------        ----------- ---------- -------------- ---------------
   J.W. Marriott, Jr.....   31,629           0            0        1,351,153
   William J. Shaw.......   30,088      32,808       55,042        5,038,170
   James M. Sullivan.....   25,283      21,606       47,018        4,011,594
   Joseph Ryan...........   12,715      55,225       22,018        3,842,898
   Arne M. Sorenson......    5,461      20,403       22,018        2,045,462

(4) This column represents Company matching contributions made under the Profit Sharing Plan and the Marriott International, Inc. Executive Deferred Compensation Plan (the "Deferred Plan") for fiscal 2000. For J.
      W. Marriott, Jr., it also includes the amount described in footnote (5) below.

(5) In 1996, Mr. J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott Common Stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the "1993 Plan"). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. This agreement to purchase life insurance policies has been assumed by the Company. The cost of the life insurance policies to the Company will not exceed the expected after-tax cost to Old Marriott if it had made the payments and stock distributions that were waived by Mr. Marriott. For 2000, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $48,231. Mr. Marriott also received $38,000 in value of personal financial services and $25,067 in value of personal use of the Company jet.

Stock Options

   The Company did not make a regular offering of options to purchase Common Stock in fiscal 2000. To better allow the Compensation Policy Committee of the Board of Directors the ability to review and recommend a total compensation package for senior executives of the Company, the granting of annual option awards has been moved from November of each year to the following February.

   The following table shows information concerning the number of options exercised in Fiscal 2000 and the value of all outstanding options.

              Aggregated Stock Option/SAR Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                                Number of           Value of Unexercised
                                                            Shares Underlying           In-the-Money
                                     Shares              Unexercised Options at         Stock Options
                                    Acquired               Fiscal Year End (2)     at Fiscal Year End (3)
                                       on      Value    ------------------------- -------------------------
                                    Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          Name           Company(1)   (#)       ($)         (#)          (#)          ($)          ($)
          ----           ---------- -------- ---------- ----------- ------------- ----------- -------------
J.W. Marriott, Jr. .....      MI          0           0  2,013,486     850,766    60,098,945   12,923,169
                             HMC          0           0    372,110           0     3,933,822            0
                                             ----------                           ----------   ----------
                           Total                      0                           64,032,767   12,923,169

William J. Shaw.........      MI    231,171   8,720,316  1,014,782     514,763    28,526,080    8,128,457
                             HMC    167,518   1,777,952    205,041           0     2,135,358            0
                                             ----------                           ----------   ----------
                           Total             10,498,268                           30,661,439    8,128,457

James M. Sullivan.......      MI          0           0    354,478     276,389     9,404,964    4,336,779

Joseph Ryan.............      MI          0           0    205,866     276,389     3,738,755    5,675,270

Arne M. Sorenson........      MI          0           0     81,928     132,328     1,210,429    1,631,840

--------
(1) "MI" represents options to purchase Old Marriott Common Stock. "HMC" represents options to purchase shares of beneficial interest in Host Marriott Corporation.
(2) The number and terms of these options reflect several adjustments made as a result of the spinoff of Old Marriott from Marriott Corporation in October 1993, the spinoff of Host Marriott Services Corporation from Host Marriott Corporation in December 1995, the spinoff of the Company from Old Marriott in March 1998, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spinoff transaction) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) The value of the unexercised stock options is based on a per share price for Company stock of $42.7188; and a per share price for Host Marriott Corporation common stock of $12.8438. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 29, 2000.

                      REPORT ON EXECUTIVE COMPENSATION BY
                       THE COMPENSATION POLICY COMMITTEE

   The Compensation Policy Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times during 2000. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

   The Committee's objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation levels, the Committee uses data provided by the Company that is obtained from independent consultants. The data reflects compensation practices with companies of approximately Marriott's size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparison group is not made up exclusively of companies used in that Index. As the Company is comprised of both lodging and service lines of businesses and also recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is a more appropriate basis for establishing comparable pay programs.

Base Salary

   The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established around a salary grade midpoint. Each position's salary grade range and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company's labor costs for management employees.

Annual Cash Incentives

   The Company has established the 1998 Comprehensive Stock and Cash Incentive Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives. Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee's review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

   The 2000 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

Stock Incentives

   The Committee believes that stock ownership by senior executive management is essential for aligning management's interest with that of shareholders. To emphasize this principle, in February 1999, the Company established stock ownership guidelines for the Company's senior management. The guidelines require the top 70 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal.

   The Company offers several stock-based incentive programs under the Company's 1998 Comprehensive Stock and Cash Incentive Plan. Through deferred stock incentive awards, approximately 4,500 managers, including the Chief Executive Officer and other senior executive officers, receive an award of shares equal in value to 20% of their annual cash bonus. The award is distributed ratably over a ten-year period or at retirement if so elected by certain levels of management, and is contingent upon continued employment.

   In addition, the Company also grants stock options. Stock options are the primary long-term incentive of the Company. The number of shares subject to options granted to each executive officer is related to a guideline number established for each eligible salary grade or level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution and future potential.

   Under the terms of the Company's 1998 Comprehensive Stock and Cash Incentive Plan, awards of restricted stock and deferred stock contracts are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

2000 Compensation of the Chief Executive Officer and Reported Executive
Officers

   The Committee reviewed the 2000 salaries for J.W. Marriott, Jr., and all other executive officers in November 1999. Mr. Marriott received a very modest increase in base pay on January 1, 2000 which resulted in his annual pay rate increasing to $1,000,000. This salary is within the median range for the comparison group. With the exception of Mr. Sorenson, all other three named executive officers received base salary increases of 4.5% on January 1, 2000. Mr. Sorenson received an 18% base salary increase to better approximate the median of the comparison group.

   Under the 1998 Comprehensive Stock and Cash Incentive Plan, Mr. Marriott's maximum annual incentive opportunity as a percentage of base salary was 36% based on attaining a corporate cash flow objective and 36% related to earnings per share. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 24% related to individual objectives, 12% on growth objectives, and 12% related to customer satisfaction. In 2000, the Company achieved 105.5% of cash flow objectives and 99.5% earnings per share objectives. Mr. Marriott did achieve the maximum level of performance for corporate cash flow, but did not achieve the maximum level of performance for earnings per share objectives. Mr. Marriott accomplished the majority of his individual objectives and customer satisfaction objectives, and exceeded growth objectives. The aggregate target level of bonus award for Mr. Marriott was 80% and the maximum level of bonus award was equal to 120% of eligible fiscal year salary. The total award payment of $1,166,600 corresponded to 116.66% of salary. Mr. Marriott's annual cash incentive payment was at the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is at the median for the comparison group. In addition, Mr. Marriott received 5,626 shares of Deferred Bonus Stock that was equal in value to 20% of his bonus.

   The other named senior executive officers are also participants in the 1998 Comprehensive Stock and Cash Incentive Plan. Measures utilized include Company and, in some cases, business-group cash flow, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 50% to 60% of salary and the maximum aggregate payments from 80% to 100% of salary. Actual total award payments for 2000 ranged from 76.05% to 95.64% of salary.

   Based on outstanding contributions during the year, and to continue to offer a competitive total compensation program, Mr. Sullivan received a deferred stock award in 2000 of 25,000 shares.

   To assist in reviewing and evaluating key executives' total compensation packages, the Committee decided to change the grant date of the annual stock option awards from November 2000 to February 2001. The change in date allows the Committee to review all components of compensation for key executives at one time. As a result of the change in date, stock options were not granted to Mr. Marriott and the other named executive officers in 2000.

Impact of Internal Revenue Code Section 162(m)

   Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1998 Comprehensive Stock and Cash Incentive Plan satisfies the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive payment for Mr. Marriott and all other named executive officers.

   The Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements are relevant and appropriate. For 2000, the annual salary plus the bonus paid to named executive officers other than Mr. Marriott were in each case less than one million dollars after reduction by amounts deferred under the Executive Deferred

Compensation Plan. The annual salary plus the bonus paid to Mr. Marriott exceeded one million dollars. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the shareholders and the Company. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects that the vast majority of compensation paid to the group will be tax deductible.

Summary

   The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 2000 were competitive and appropriate and serve shareholders' long-term interest.

  Members of the Compensation Policy Committee

            Floretta Dukes McKenzie, Chair
            Harry J. Pearce
            Roger W. Sant
            W. Mitt Romney
            Lawrence M. Small

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph compares the performance of the Company's Class A common stock from the Spinoff of the Company on March 27, 1998 to the end of fiscal 2000, and prior to the Spinoff, the performance of Old Marriott's common stock since December 29, 1995, with the performance of the Standard & Poor's Corporation Composite 500 Index and the Standard and Poor's Corporation Lodging-Hotels Composite Index. The graph assumes an initial investment of $100 on December 29, 1995, and reinvestment of dividends. In addition, the Sodexho Marriott Services, Inc. shares received in connection with the Spinoff are assumed to be sold on March 27, 1998, and immediately reinvested in the Company's Class A common stock.

   The Company believes that this shareholder return information has only limited relevance to an understanding of its or Old Marriott's compensation policies during the indicated periods and does not reflect all matters appropriately considered by it or by Old Marriott in developing their compensation strategies.


                                                      [GRAPH]

            COMPARISON OF SHAREHOLDER RETURNS AMONG MARRIOTT INTERNATIONAL,
                    THE S&P 500 INDEX AND THE S&P LODGING - HOTELS INDEX

                         Marriott          S&P Lodging-Hotels       S&P 500
                      International, Inc.          Index              Index

     12/29/95              $100.0                 $100.0             $100.0
     1/3/97                $144.7                 $119.1             $123.0
     1/2/98                $180.4                 $164.4             $160.4
     1/1/99                $168.5                 $135.1             $210.6
     12/31/99              $184.5                 $135.0             $255.0
     12/29/00              $248.2                 $111.7             $234.1

                              CERTAIN TRANSACTIONS

   JWM Family Enterprises, L.P. ("Family Enterprises") is a Delaware limited partnership majority owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of the Company, and members of his immediate family. Family Enterprises indirectly holds varying percentages of ownership interests in a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, a SpringHill Suites hotel in Herndon, Virginia, a Courtyard hotel in Novato, California, and a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California. Subsidiaries of the Company operate each of these properties pursuant to management agreements with Family Enterprises. In fiscal 2000, the Company received management fees of approximately $4.5 million, plus reimbursement of certain expenses, from its operation of these hotels. The Company is negotiating to sell a Courtyard hotel under construction in San Francisco, California to an entity partially owned by Family Enterprises for a purchase price of approximately $81 million. The purchase price will be paid in cash upon purchase. The sale is subject to approval by the Board of Directors of the Company. A subsidiary of the Company will operate the hotel pursuant to a management agreement.

   McIntosh Mill Ltd. ("McIntosh Mill") is a Utah limited partnership in which Richard E. Marriott, a director of the Company, has a 40 percent limited partnership interest. McIntosh Mill sold certain parcels of land in Park City, Utah to Marriott Ownership Resorts, Inc. doing business as Marriott Vacation Club International ("MORI"), a subsidiary of the Company, on which MORI has built a mixed-use development, including commercial condominium units and a timeshare resort. McIntosh Mill purchased the commercial condominium units from MORI for a purchase price of approximately $3.95 million, which is the pro rata share of the total project development and construction costs allocable to the commercial condominium units, less (i) the value of the land allocated to the residential condominium units retained by MORI for its timeshare resort, and
(ii) an agreed-upon development fee earned by McIntosh Mill. MORI secured payment of the purchase price with purchase money mortgages on the commercial condominium units. The purchase price was paid in full in August, 2000.

   Dr. Henry Cheng Kar-Shun, a director of the Company, together with members of the Cheng family, directly or indirectly owns or leases hotel properties that are operated by subsidiaries of the Company. In fiscal 2000, the Company recognized sales of $557 million from its operation of these properties. Dr. Cheng serves as Managing Director of New World Development, which is 35.99 percent owned by Dr. Cheng and members of the Cheng family, its affiliates or affiliates of Dr. Cheng. New World Development has indemnified Renaissance Hotel Group N.V. ("RHG"), a subsidiary of the Company, RHG's subsidiaries, and the Company for certain lease and other obligations in connection with the formation of RHG as a hotel management company in 1995, when Dr. Cheng and his family members and affiliates owned a majority of RHG's stock. Under a 1999 agreement with certain affiliates of Dr. Cheng, RHG agreed to provide a limited operating profit guarantee for fiscal years 1999, 2000 and 2001. The Company has paid approximately $2.3 million under the operating profit guarantee with respect to fiscal year 1999. The Company does not believe that a guarantee payment is required to be made for fiscal year 2000, and the Company may be entitled to recovery of a small portion of the 1999 payment. The balance of any guarantee payments may be recouped to the extent that operating profit targets are exceeded in 2001, 2002 or 2003.

Transactions with Host Marriott Corporation and Crestline Capital Corporation

   On October 8, 1993, Old Marriott was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) ("Host Marriott"). Host Marriott retained the ownership of lodging properties and certain other assets. Old Marriott continued the businesses of lodging management, senior living services, distribution services and certain other businesses.

   In December 1998, Host Marriott reorganized its business operations to qualify as a real estate investment trust ("REIT"). In conjunction with its conversion to a REIT, Host Marriott spun off, in a taxable transaction, a new company called Crestline Capital Corporation ("Crestline"); acquired a portfolio of luxury hotels for $1.5 billion; and completed partnership roll-ups representing new hotel property acquisitions approximating $650 million. As part of the Crestline spinoff, Host Marriott transferred to subsidiaries of Crestline all of the senior living communities previously owned by Host Marriott, and Host Marriott leased or subleased to these Crestline subsidiaries substantially all of Host Marriott's lodging properties, including the properties acquired in the acquisition and roll-up transactions described above. Host Marriott also assigned to subsidiaries of Crestline the lodging and senior living community management and franchise agreements with the Company. In the case of the lodging agreements, Host Marriott remains obligated under such agreements in the event the lessee fails to perform its obligations thereunder. Effective as of January 1, 2001, a Host Marriott taxable subsidiary acquired the lessee entities for the hotels in the United States and took an assignment of the lessee entities' interests in the leases for the hotels in Canada. In December 2000, the Company acquired, through an unconsolidated joint venture (the Courtyard Joint Venture) with an affiliate of Host Marriott, 120 Courtyard by Marriott hotels.

   The Company believes that the transactions described above have not materially changed its business or legal rights as they previously existed with Host Marriott, although there can be no assurance that the new structure will not adversely affect the Company in the future.

   At February 28, 2001, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 6.6 percent and 7.8 percent, respectively, of the common stock of Host Marriott. Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

   At December 31, 2000, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 6 percent and 5.7 percent, respectively, of the common stock of Crestline. John W. Marriott III, the son of J.W. Marriott, Jr., is a director of Crestline.

   Pursuant to agreements between the Company and Host Marriott, and the Company and Crestline, as the case may be, in 2000 the Company:

  . operated lodging properties leased by Crestline from Host Marriott, which are in turn owned or leased by Host Marriott;

  .   operated senior living communities owned by Crestline;

  . guaranteed Host Marriott's performance in connection with certain loans or other obligations; and

  . provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

   Lodging. The Company recognized sales of $2,746 million and operating profit (before corporate expenses and interest) of $235 million in 2000 from its operation of lodging properties owned or leased by Host Marriott and, until December 31, 2000, leased to Crestline. During 2000, Host Marriott also served as the general partner of several unconsolidated partnerships that own lodging properties. The Company recognized sales of $622 million and operating profit (before corporate expenses and interest) of $72 million in 2000 from its operation of these lodging properties. The Company also leases land to certain of these partnerships and recognized land rent income of $26 million in 2000. Prior to the formation of the Courtyard Joint Venture, Host Marriott was a general partner in the unconsolidated partnerships that owned the 120 Courtyard by Marriott hotels. Included above in amounts recognized from lodging properties owned by unconsolidated partnerships are sales of $345 million, operating profit (before corporate expenses and interest) of $53 million, and land rent income of $19 million in 2000.

   Senior Living Services. During 2000, Marriott Senior Living Services, Inc., a subsidiary of the Company, managed senior living communities owned by Crestline. The Company recognized sales of $185 million and operating profit (before corporate expenses and interest) of $3 million from its operation of these communities in 2000.

   The Company believes that its lodging and senior living community operating agreements with Host Marriott and Crestline reflect market terms and conditions existing at the time the agreements were entered into, and are substantially similar to operating agreements between the Company and other third parties for facilities of a similar type.

   Financing. The Company has provided financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by the Company and may continue to provide financing to Host Marriott or Crestline in the future. In 2000, the Company recognized $1 million in interest and fee income from loans to Host Marriott. At December 29, 2000, the outstanding principal balance of loans to Host Marriott was $9 million.

   Guarantees. The Company has guaranteed Host Marriott's performance to certain lenders and other third parties. These guarantees were limited to $12 million at December 29, 2000. The Company has not been required to make any payments under these guarantees.

   Administrative Services. The Company also provides certain administrative and consulting services to Host Marriott, and subleases space at its headquarters building to Host Marriott. In 2000, the Company was paid approximately $3.6 million for these items, including reimbursements. The Company provides similar services to Crestline. In 2000 the Company was paid approximately $317,000, including reimbursements, for these services.

   The Company continues to have the right to purchase up to 20 percent of Host Marriott's outstanding common stock upon the occurrence of certain events generally involving a change of control of Host Marriott. This right expires in 2017, and Host Marriott has granted an exception to the ownership limitations in its charter to permit full exercise of this right, subject to certain conditions related to ownership limitations applicable to REITs generally.

   On February 23, 2000, the Company entered into an agreement which was subsequently embodied in a definitive agreement executed on March 9, 2000 and amended on September 23, 2000 to resolve pending litigation involving certain limited partnerships formed in the mid- to late 1980s by Marriott Corporation. The Company, Host Marriott, and certain of their subsidiaries and affiliates were defendants in these proceedings. Under the agreement, the Company acquired, through an unconsolidated joint venture with affiliates of Host Marriott, substantially all of the limited partners' interests in two limited partnerships that own a total of 120 Courtyard by Marriott hotels, Courtyard by Marriott Limited Partnership ("CBM I") and Courtyard by Marriott II Limited Partnership ("CBM II"). The joint venture was financed with approximately $200 million in mezzanine debt loaned to the joint venture by the Company and with equity contributed in equal shares by the Company and Host Marriott. The Company's total investment in the joint venture, including the mezzanine debt, is approximately $300 million. A subsidiary of the Company manages these 120 hotels under long-term agreements. The Company and Host Marriott each paid approximately $31 million to the limited partners in several other limited partnerships in exchange for dismissal of the complaints and full releases.

   Two lawsuits are the subject of the settlement. In Whitey Ford, et al. v. Host Marriott Corporation, et al., in the 285th Judicial District Court of Bexar County, Texas, the plaintiff limited partners alleged breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983 and conspiracy in connection with the formation, operation and management of CBM II and its hotels, with additional claims relating to the 1993 split of Marriott Corporation and to the 1995 refinancing of CBM II's indebtedness. In Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al. v. Marriott International, Inc., et al., in the 57th Judicial District Court of Bexar County, Texas, the plaintiff limited partners alleged that the defendants conspired to sell hotels to certain partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further alleged that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts.

ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Acting upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for fiscal 2001. Arthur Andersen LLP, a firm of independent public accountants, has served as the Company's independent auditors since the Spinoff in March 1998. Arthur Andersen LLP also served as Old Marriott's independent auditors from October 1993 (when Old Marriott was spun off as a public company) to March 1998. Arthur Andersen LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

   Representatives of Arthur Andersen LLP will be present at the annual meeting, will be given an opportunity to make a statement, and are expected to be available to respond to questions.

   The Board of Directors recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for fiscal 2001.

ITEM 3--SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF
        DIRECTORS

   A shareholder (Ms. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037), who owns 400 shares of Class A common stock, has notified the Company of her intention to propose the following resolution at the Annual
Meeting:

     "RESOLVED: That the shareholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

   In support of the resolution, Ms. Davis has submitted the following statement:

     "Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of shares representing approximately 16% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

   The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons:

   Each director of the Company currently is elected by the holders of a majority of the voting power of the Company's shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. The Board believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board, and could be contrary to the interests of the Company and its shareholders as a whole.

   The vast majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. The Company's present method of electing directors is employed by over 89% of companies in the Standard and Poor's 500 Index, and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all shareholders, and not just a particular group.

   The Board recommends a vote AGAINST this proposal.

                                 OTHER MATTERS

   The Company's management knows of no other matters which may be presented for consideration at the 2001 annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

   Any shareholder who desires a copy of the Company's 2000 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company's copying costs will be charged if copies of exhibits to the 10-K are requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Dorothy M. Ingalls

                                     Dorothy M. Ingalls
                                     Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE REPORT

   The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

   In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements for the three fiscal years ended December 29, 2000. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor's independence.

   Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements for the three fiscal years ended December 29, 2000 be included in the Company's Annual Report on SEC Form 10-K for the year ended December 29, 2000, for filing with the Securities and Exchange Commission.

   Members of the Audit Committee

              Lawrence M. Small, Chair
              Gilbert M. Grosvenor
              W. Mitt Romney
              Roger W. Sant

                                   APPENDIX B

                              INDEPENDENT AUDITOR
                                 FEE DISCLOSURE

                                                                    Fiscal Year
                                                                       Ended
                                                                     December
Professional Services Provided                                       29, 2000
------------------------------                                      -----------
Consolidated Audit Fees............................................ $ 1,049,800
All Other Fees.....................................................   4,883,900
                                                                    -----------
 Total Recurring Fees.............................................. $ 5,933,700
Financial Information Systems Design and Implementation Fees/1/ ... $25,397,600
                                                                    -----------
 TOTAL............................................................. $31,331,300
                                                                    ===========

/1/Represents fees paid to Accenture (formerly Andersen Consulting) for
   Financial Information Systems Design and Implementation. Arthur Andersen LLP divested Accenture in August 2000. Consequently, the fees relate to services provided from January 2000 to August 2000. Disclosure of services provided by Accenture in future periods is not required.

                                   APPENDIX C

                            AUDIT COMMITTEE CHARTER

I. Composition and Terms of Office

  A. The Audit Committee (the "Committee") shall be appointed by the Board of Directors and shall be composed of at least three Directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent"). In addition to the definition of Independent provided here, additional restrictions apply to every Committee member as outlined in the Corporate Governance Listing Standards of the New York Stock Exchange and currently filed with the Securities and Exchange Commission.

  B. Each member of the Committee shall be financially literate as interpreted by the Board of Directors, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as interpreted by the Board of Directors.

  C. The Chairman of the Committee shall be appointed by the Board of Directors. Members of the Committee shall serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

II. Meetings

  The Committee shall hold at least three regular meetings each year and such additional meetings as may be deemed necessary by the Committee Chairman. Minutes of each Committee meeting shall be submitted to the Board of Directors, and the Chairman of the Committee will report verbally to the full Board of Directors on matters discussed or any actions taken at the most recent Committee meeting.

  To provide access to the Committee for the internal auditors, independent accountants and key financial management, the Committee shall request, as deemed appropriate, attendance at its regular meetings or otherwise, of financial management, the head of Internal Audit ("Chief Audit Executive") and such other members of the Company's management as circumstances require. At least annually, the Committee shall meet separately with management, the Chief Audit Executive, and the independent accountants in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

III. Duties and Responsibilities

  A. Risk Assessment and Control Environment

      The Committee shall:

    1. Periodically inquire of management, the independent accountants, and the Chief Audit Executive about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

    2. Consider and review with the independent accountants and Chief Audit
       Executive:

      . The adequacy of the Company's internal controls including information systems controls and security.

      . Related findings and recommendations of the independent accountants and Internal Audit together with management's responses.

    3. Review audit plans with the Chief Audit Executive and independent accountants and evaluate adequacy of proposed audit scope.

    4. Review appointment and dismissal of Chief Audit Executive.

    5. Periodically review progress of the annual internal audit plan and key findings.

    6. Review with appropriate management, in-house counsel and the Chief Audit Executive, programs to ensure compliance with the Company's Ethical Conduct Policy (CP-1) and Business Conduct Guide.

  B. Financial Reporting

      The Committee shall:

    1. Review the Company's Quarterly Report on Form 10-Q with financial management and the independent accountants prior to release of information to the public. The Committee may delegate this review responsibility to its Chairman.

    2. Review the Company's annual financial statements and, as appropriate, any other reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    3. Following completion of the annual audit, review with the independent accountants (and management, as appropriate) the following:

      . Their judgments of the quality and appropriateness of accounting principles and financial disclosure practices of the Company (including how the public's and shareholders' views of the Company may be affected by its choice of accounting principles and its financial disclosure practices).

      . Any disagreements with management over the application of accounting principles.

      . Accounting principles applied, especially significant estimates made by management or changes in accounting methods.

      . Significant related party transactions or other significant conflicts of interest.

      .  Significant audit adjustments.

      . Any difficulties encountered during the audit, including any restrictions on the scope of work or access to required information.

      . Any other matters related to the conduct of the audit to be communicated to the Committee under Generally Accepted Auditing Standards.

    4. Meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. Meet with outside counsel as appropriate.

    5. Prepare the Audit Committee Report for annual inclusion in the Company's proxy statement, as required by the Securities and Exchange Commission. Submit the draft Report to the Board of Directors for approval.

    6. Prepare the Written Affirmation, as required by the Corporate Governance Listing Standards of the New York Stock Exchange, regarding the Committee members' independence and qualifications and the adequacy of the Audit Committee charter. Submit the draft letter to the Board of Directors for approval.

  C. Relationship with Independent Accountants

      The Committee shall:

    1. Review the independent accountants' letter regarding independence (required by Independence Standards Board Standard No. 1, as it may be modified or supplemented). Discuss with the independent accountants their independence. Consider management's plans to engage the independent accountants to perform management advisory services, types of services to be rendered, estimated fees and actual fees charged.

    2. Annually confirm management's recommendation of the Company's independent accountants. Recommend appointment of independent accountants annually to the Board of Directors for submission to shareholders for approval. Ascertain that the independent accountant's annual arrangement letter, with respect to the audit of the Company's consolidated financial statements, is addressed to the Board of Directors.

  D. Other Responsibilities

    1. Institute investigations of suspected improprieties on any material matter selected by the Committee, using special counsel or outside experts when necessary.

    2. Review with the Chief Audit Executive and appropriate management the effectiveness of controls relating to officer expenses and perquisites.

    3. At least annually, review and assess the adequacy of the Audit Committee Charter. Submit proposed revisions to the Board of Directors for approval. This should occur in conjunction with the Committee's preparation of the written affirmation to the New York Stock Exchange, as described in Section III. B. 6. above.

                        2001 ANNUAL MEETING INFORMATION

   Time and Location. The 2001 Annual Meeting will begin at 10:30 a.m. at the J.W. Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

   Parking. Due to anticipated needs of other hotel guests on May 4, minimal parking is expected to be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

   Public Transportation. As parking is limited in the general area, it is recommended that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

   Lodging. A "Shareholder Annual Meeting" rate will be offered at two local Marriott hotels for Thursday, May 3, 2001, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for May 3, 2001. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

J.W. Marriott Hotel--$175
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202/393-2000
Near Federal Triangle Metro Station

Washington Courtyard--$125
1900 Connecticut Avenue, N.W.
Washington, D.C. 20009
202/332-9300
Near Dupont Circle Metro Station

                         MARRIOTT INTERNATIONAL, INC.





               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
P                         on May 4, 2001, 10:30 a.m.

R    The undersigned appoints J.W. Marriott, Jr. and Richard E. Marriott as Proxies.
     Each shall have the power to appoint a substitute. They are authorized to
O    represent and vote, as designated on the reverse side, all shares of Marriott
     International, Inc. Class A common stock held of record by the undersigned on
X    March 13, 2001 at the Annual Meeting of Shareholders to be held on May 4, 2001, or any adjournment or postponement thereof. The Board of Directors recommends
Y    votes FOR Proposals 1 and 2  and AGAINST Proposal 3.

                                              (change of address/comments)

                                        --------------------------------------

                                        --------------------------------------

                                        --------------------------------------

                                        --------------------------------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                -----------
                                                                SEE REVERSE
                                                                    SIDE
                                                                -----------

------------------------------------------------------------------------------

                           o   FOLD AND DETACH HERE  o


                    INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Mariott International, Inc. and First Chicago Trust remind you that you can access your account information via the Internet. Visit http://gateway.equiserve.com. You will need your account number and social security number to access your account and a password which you can receive by calling First Chicago Trust at the toll-free number listed below.


                  DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Marriott International, Inc. shareholders should call the toll-free number indicated below for customer assistance.

                                 1-800-311-4816

X  Please mark your
   votes as in this
   example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, such proxy will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3, and at the discretion of the Proxies on any other matter that may properly occur.


------------------------------------------------------------------------------------------------------------------------------------
                        The Board of Directors recommends a vote FOR Proposals 1 and 2.
------------------------------------------------------------------------------------------------------------------------------------
                         FOR   WITHHELD                                                                      FOR   AGAINST   ABSTAIN

1.  Election of                           01. Richard E. Marriott     2. Ratify appointment of Arthur
    Director Nominees:                    02. Gilbert M. Grosvenor       Andersen LLP as independent
                                          03. Harry J. Pearce            auditors.

For, except vote withheld from the following nominee(s):

_____________________________________________

------------------------------------------------------------------------------------------------------------------------------------

                                                                    ----------------------------------------------------------------
                                                                      The Board of Directors recommends a vote AGAINST proposal 3.
                                                                    ----------------------------------------------------------------
                                                                                                             FOR   AGAINST   ABSTAIN
                                                                      3. Shareholder proposal to adopt
                                                                         cumulative voting for the election
                                                                         of directors.
                                                                    ----------------------------------------------------------------
                                                                                                             MARK HERE FOR ADDRESS
                                                                                                               CHANGE AND MARK ON
                                                                                                                  REVERSE SIDE

SIGNATURE(S) _______________________________________ DATE___________________

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

 Please carefully detach here and return this proxy in the enclosed envelope.



Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site http://www.eproxyvote.com/mar

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.

                                       2